Exhibit 5.1

Squire Sanders (US) LLP 221 E. 4th Street Suite 2900 Cincinnati, OH 45202 O +1 513 361 1200 F +1 513 361 1201 squiresanders.com

January 5, 2012

The Bank of Kentucky Financial Corporation
1111 Lookout Farm Drive
Crestview Hills, Kentucky  41017

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Bank of Kentucky Financial Corporation, a Kentucky corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of certain selling securityholders of the Company (the “Selling Securityholders”), relating to (i) a warrant dated February 13, 2009 (the “Warrant”) to purchase common shares, without par value per share (“Common Stock”), of the Company, and (ii) 274,784 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Warrant, the “Securities”).  The Warrant was issued pursuant to a Letter Agreement, dated as of February 13, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

In connection with the issuance of this opinion, we have examined such documents, including the Registration Statement, the Securities Purchase Agreement, the Warrant, the amended and restated articles of incorporation of the Company, as amended and currently in effect, and the amended and restated bylaws of the Company, as amended and currently in effect, and such corporate records of the Company and such other documents as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  We have also assumed that, prior to the offer and sale of the Securities, the registration requirements of the Securities Act and all applicable requirements of state laws regulating the sale of the Securities will have been duly satisfied.

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The Bank of Kentucky Financial Corporation
January 5, 2012

Subject to the foregoing and the other matters set forth herein, we are of the opinion that:

1.           The Warrant Shares to be issued by the Company upon the exercise of the Warrant have been duly authorized and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

2.           The Warrant is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Our opinions expressed above are limited to the laws of the Commonwealth of Kentucky and, with respect to our opinion in Paragraph 2 above, the laws of the State of New York, and the federal laws of the United States of America.  This opinion speaks as of the date first written above and we assume no obligation to advise you of changes that may be hereafter brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus included therein.  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Squire Sanders (US) LLP